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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No....)


                              Cyberlux Corporation

                                (Name of Issuer)

                         Common Stock, Par Value $0.001

                         (Title of Class of Securities)

                                   23247M106

                                 (CUSIP Number)

                                 April 30, 2004

             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)

[X] Rule 13d-1(c)

[ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 23247M106

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         1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only). William P. Moore, III, as Trustee of the William P. Moore III Revocable Trust dated October 9, 2001

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         2.  Check the Appropriate Box if a Member of a Group (See
             Instructions)

             (a)

             (b)

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         3.  SEC Use Only

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         4.  Citizenship or Place of Organization  United States

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                  5. Sole Voting Power     1,700,000
Number of
Shares            --------------------------------------------------------------
Beneficially
Owned by          6. Shared Voting Power 0
Each
Reporting         --------------------------------------------------------------
Person With
                  7. Sole Dispositive Power   1,700,000

                  --------------------------------------------------------------

                  8. Shared Dispositive Power 0

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         9.  Aggregate Amount Beneficially Owned by Each Reporting Person
             1,700,000

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         10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions)

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         11. Percent of Class Represented by Amount in Row (9) 12.5%

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         12. Type of Reporting Person (See Instructions) IN

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Item 1

(a) Name of Issuer: Cyberlux Corporation

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(b) Address of Issuer's Principal Executive Offices: 50 Orange Road, Pinehurst, North Carolina 28374


Item 2


2(a) Name of Person Filing: William P. Moore, III, as Trustee of the William P. Moore III Revocable Trust dated October 9, 2001 (the "Trust")

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2(b) Address or Principal Business Office or, if none, Residence: 10801 Mastin, Suite 920, Overland Park, Kansas 66210

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2(c) Citizenship: William P. Moore, III is a United States citizen. The Trust was created pursuant to and is governed by the laws of the State of Kansas.

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2(d) Title of Class of Securities: Common Stock, par value $0.001

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2(e) CUSIP No.: 23247M106


Item 3.

Not Applicable.


Item 4. Ownership

         a. Amount Beneficially Owned: 1,700,000

         b. Percent of class 12.5%

         c. Number of shares as to which such person has:

                  i.   Sole power to vote or to direct the vote 1,700,000

                  ii.  Shared power to vote or to direct the vote 0

                  iii. Sole power to dispose or to direct the disposition of
                       1,700,000

                  iv.  Shared power to dispose or to direct the disposition of 0


Item 5. Ownership of 5 Percent or Less of a Class.

Not Applicable.

Item 6. Ownership of More than 5 Percent on Behalf of Another Person

Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not Applicable.

Item 8. Identification and Classification of Members of the Group

Not Applicable.

Item 9. Notice of Dissolution of Group

Not Applicable.

Item 10. Certifications



By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    Signature


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                       MAY 25, 2004
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                                                           Date

                                                 /s/ WILLIAM P. MOORE, III
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                                                         Signature

                                             William P. Moore, III, as Trustee
                                           of the William P. Moore III Revocable
                                                Trust  dated October 9, 2001
                                           -------------------------------------
                                                         Name/Title


The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (see 18 U.S.C. 1001).